EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-163431 and No. 333-171778) of Hallador Energy Company, of our report dated February 20, 2014, relating to  the consolidated financial statements of Vectren Fuels, Inc. and Subsidiaries appearing in this Form 8-K/A dated October 24, 2014 of Hallador Energy Company.

/s/ Deloitte & Touche LLP

Chicago, Illinois
October 24, 2014